By way of clarification, we would like to inform you that in previous informational pieces written by the Commonwealth Shareholders Group, any reference to "Board Of Directors" does not mean that the entire Board of
Commonwealth Energy Corporation was responsible for the piece or any content. As is indicated by the signature at the bottom of any such piece, `Board of
Directors' refers to only Joseph Saline.

While Mr. Saline is certainly a member of the Board of Directors of Commonwealth
Energy Corporation, please take note that he alone is responsible for the content of any piece signed by him. Please do not make any inference that such material is the work of the entire current Board of Directors of Commonwealth.

                                   ATTENTION:

                                    YOUR VOTE
                                     COUNTS!

               WE NEED YOUR HELP TO RETURN CEC TO THE SHAREHOLDERS

                  PLEASE CHECK THE LARGE BOX ON THE GREEN PROXY

 YOU MAY RETURN THIS PROXY EVEN IF YOU HAVE PREVIOUSLY SIGNED OTHER PROXY CARDS.
 SIGNING A PROXY UP TO THE DAY OF THE MEETING IS ACCEPTABLE - THE LATEST ONE COUNTS

                             Sign, Date & Mail TODAY

                       Shareholders: Save Your Investment

In our first mailing you read much about what the Commonwealth Shareholders
Group feels are inappropriate actions taken by current management and the Board of Directors. They have not allowed Commonwealth to realize its full potential given the great "windows of opportunity" in the electric industry during the last two years. Even more importantly, the current Board has approved several actions that could have significant detrimental impact on your share value. This mailing provides additional disclosures that will give you more reasons why you should be dissatisfied with the way Commonwealth is being managed. We are able to provide this analysis partially as a result of several recent court actions undertaken by Mr. Saline. Despite what you may have read, Director Saline has won all of the actions he has brought in response to Carter's illegal withholding of documents which the directors and shareholders have a right to know about. An appeals court decision on Nov. 2nd affirmed that Carter not only illegally withheld documents but that Saline may provide that information to shareholders. When Carter's 2 teams of shareholder funded lawyers lost the 1st case on Sept. 28th, Carter cancelled Saline's preferred stock that same day. You saw in the proxy material from Carter that he zeroed out Saline's holdings. A separate court action costing shareholders more money halted that questionable action on Nov. 14th.

You, the shareholder, have the power to effect change in your company. While you cannot make the decisions that decide the day to day direction of your company, you and only you have the power to elect Directors whom you trust to manage the company. Remember, our group found that Carter implemented a questionable Bylaw amendment dated Nov. 28, 2000 trying to take that right away from you and give it to the directors. We are proposing new shareholder oriented directors who are offering, in a contract with you, to achieve specific goals. Asking that you vote for such a sweeping change at this time in the company's life has not been taken lightly. It is a serious matter. However, we feel it must be done now because of the numerous questionable events that have come to light in just the last 6 months. Also, we understand that you have waited a long time to realize gains on your investment in Commonwealth. Most shareholders have waited almost 4 years; well past our original expectations.

We apologize for sending our materials so close to the meeting date. We had intended to send both earlier, but were unprepared for the time-consuming and rigorous SEC review process. We are proud to tell you that we were first to submit Proxy material for SEC review as well as first to file definitive proxy material. You should know that this process was established to provide you
(shareholders) with full disclosure of pertinent information and requires substantiation for claims contained within the material. You may be aware that the company has finally filed its Form 10 and Proxy material with the SEC.
Please note that the company's Proxy material submitted to the SEC does not include the `Exhibit B' of the material sent to you by the company early in
October. As mentioned above, the SEC requires substantiation. You may recall that this `Exhibit B' contained statements that impugn Mr. Saline's character.
We believe this `Exhibit B' was left out because it would not pass the substantiation test. The main point we would like to make is that our Group has, to the best of our ability, acted in accordance with the rules of the SEC and has done so before the company did. You may also appreciate that we did not have to pay any lawyer fees. We hope you see this as an example of our shareholder friendly philosophy of full disclosure, regulatory compliance and low cost execution.

Finally, we want to make clear what we are asking from you in voting at the annual meeting. We ask that you allow us to vote all of your shares in a way that best effects the changes we have outlined in our enclosed "Contract With
Shareholders". This is called discretionary authority. By using the discretionary authority you grant us, we can best use the votes that favor our plan. The only alternative we ask is that you withhold your votes for the company's slate of directors and disapprove the variable Board proposal.

Sincerely,
Commonwealth Shareholders Group

                                           Carter's Employment Agreement

 Ref.Par#   Section                  Detail                                            Comments
----------- ------------------------ ------------------------------------------------- --------------------------------------------
    1       Term                     Jan. 1, 2000 - Jan. 31, 2005                      Five year contract
----------- ------------------------ ------------------------------------------------- --------------------------------------------

    2       Job Description          Chairman and Chief Executive Officer
----------- ------------------------ ------------------------------------------------- --------------------------------------------
                                                                                       ($2,000,000+ over 5 years)
   3.1      Base Salary              $325,000 - 2nd 12 months (current period)
                                     $375,000 - 3rd 12  months (after Jan. 2002)
                                     $425,000 - 4th 12 months
                                     $500,000 - 5th 12 months
                                                                                       (this is more than 2x our former CEO's
                                                                                       salary)
----------- ------------------------ ------------------------------------------------- --------------------------------------------
                                                                                       ($500,000++ over 5 years)
                                     $1 for each new customer: $50k 1st yr, $75k 2nd   Employee didn't qualify but got bonus
   3.2      Bonus                    yr, $100 k                                        anyway

                                     for remaining term. This is replaced by
                                     amendment

                                     Amendment: $100,00 plus extra from Comp.
                                     Committee                                         Meet unstated business plan goals
----------- ------------------------ ------------------------------------------------- --------------------------------------------

   3.2a     Bonus for change of      8 times annual salary + taxes                     Approx.  $4 ,000,000 million in 5th year
            control  of company

                                     Amendment: Adds valuation of options @ 2x stock
                                     value                                             Only lawyers can figure this one
----------- ------------------------ ------------------------------------------------- --------------------------------------------

                                                                                       May be sold at IPO-value @ $10 =

   3.2b     Options if IPO occurs    300,000 @ $2.50 This is replaced by amendment     $5,250,000

----------- ------------------------ ------------------------------------------------- --------------------------------------------

            Added options bonus      100,000 for $100 million in capitalization,
   3.2c     when                     25,000 added for                                  There is a 2x share value cash bonus @ IPO
                                     each $11 million cap. - max of 2,000,000          With a $10 IPO price the value is
            IPO occurs               options @ $2.50                                   $35,000,000
                                     Amendment: Replaces above provisions with:
                                     Completion of Audit           - 500,000 options
                                     Settle with DOC                    - 250,000
                                     options
                                     Settle with CPUC                 - 500,000
                                     options
                                     Complete liquidity event   - 750,000 options
----------- ------------------------ ------------------------------------------------- --------------------------------------------

   3.3      Contract signing bonus   300,000 plus 100,000 per year = 700,000 total     Value @ $10 is approx $14,000,000
----------- ------------------------ ------------------------------------------------- --------------------------------------------

                                     300,000 options each year for 4 years-1,200,000

   3.3      Customer growth bonus    total                                             These options  may be considered salary
                                     This is replaced by amendment                     Value @ $10 is approx. $24,000,000

                                     Amendment: Changed from customer growth to
                                     exceeding
                                     unquantified business plan goals by 10%
----------- ------------------------ ------------------------------------------------- --------------------------------------------
                                                                                       Value  - $25,000 over 5 years

   6.5      Insurance - Term life    $1,500,000 for 10 years whether employed or not.   Many contracts provide only
                                                                                       "key man" policies with Company as

                                     Beneficiary is his family                         beneficiary
----------- ------------------------ ------------------------------------------------- --------------------------------------------

   3.6      Vacation                 6 weeks - 30 business days
----------- ------------------------ ------------------------------------------------- --------------------------------------------
                                                                                       $78,000 over 5 years
   3.7      Auto Allowance           $1,300 per month - paid to Auto dealer            Most allowances are paid to employee
                                     Plus: Auto telephone, home fax and answer
                                     service                                           $$$???
----------- ------------------------ ------------------------------------------------- --------------------------------------------

            Separation - if                                                            If fired, approx. $4 ,000,000 within 30
   7.3      terminated               8 times annual salary - plus taxes                days

----------- ------------------------ ------------------------------------------------- --------------------------------------------
                                                                                       Value depends on # of options.
                                     If agreement terminated employee may demand       These are "earned" so even if company
   7.4      Stock repurchase         repurchase                                        folds,
                                     of all stock and options at current aggregate
                                     price value                                       he is a creditor before any shareholders
----------- ------------------------ ------------------------------------------------- --------------------------------------------

                                     If his 5 year contract is not renewed he still
   7.5      Term not renewed         gets $100,000                                     Value - $1,000,000 over 10 years
                                     per year for 10 more years
----------- ------------------------ ------------------------------------------------- --------------------------------------------

                                     Up to $2 million, plus Directors, officers,
   6.1      Key man insurance        errors, omission,etc                              Standard
----------- ------------------------ ------------------------------------------------- --------------------------------------------

   3.4      Medical Insurance        unknown premium

                                     Plus: All benefits available to other             These in addition to the specific contract
                                     employees/officers                                benefits
----------- ------------------------ ------------------------------------------------- --------------------------------------------

   3.5      Travel
----------- ------------------------ ------------------------------------------------- --------------------------------------------

   3.5      Expense Account           allowed expenses unknown

----------- ------------------------ ------------------------------------------------- --------------------------------------------

                          Carter's Employment Contract
                                  Our Analysis

When members of the Shareholder's Group independently read Ian Carter's
Employment Contract, as disclosed in the Form 10, we couldn't believe the extent to which Mr. Carter is being compensated. We got together and summarized it as best we could on the matrix page before this letter. However, we implore you and your lawyer to read the full 17-page document and see if you don't agree. Here, we'll try to explain it as best we can. Please be aware that this is our opinion and that you should rely only on your own analysis or the opinion of your lawyer or accountant.

o    Length: This contract is 61 months long, and if not renewed, extends itself for 10 more years.

o    Basewage:  He's making  $345,000+ for 2001 and a gets a $50,000 raise every year (plus more cost of living adjustments along the way) except the last year, when $75K is the final, automatic raise formula. This is $29,000 per month today and escalates, automatically, to as much as $50,000 per month in its fifth year. Oh, and it also calls for review, upward only, from time to time and at least annually, by the board of directors.

o    Bonus: In order to fully understand this section, one needs to know about a few terms, and their definitions, including, triggers, conditions precedent, conditions subsequent, amendment items, legal opinions
     (particularly  who is paying), indemnifications, legally, and an entire dictionary of "legalese", which looks, on its face, to be very complex, but can be dissected, defined, and understood, once it is broken down in an
     "environmental impact report", i.e., how will the bottom line affect the end result of the long  term health of "ecosystem", in this case,
     Commonwealth Energy Corporation, which is each and every person who holds stock, options, and ownership in CEC. Back to definitions:

     --Condition Precedent: In a contract, this is a circumstance which precedes or comes before the "trigger", which causes one to proceed to the "pay line" to get paid.

     --Condition Subsequent:  In a  employment contract, this item is simply another condition or circumstance, which "succeeds" or comes after a
     "trigger", which causes one to go back to the "pay line" to get paid, again.

     --Trigger (Triggers):  This  (these) is where the real "money action"
     happens, because these are primarily "paypoints", wherein Mr. Carter gets discounted shares,.  A "trigger" in a gun, causes the firing pin to strike the bullet casing and discharge the hot lead. In an employment contract, the "hot lead" is money or stock or a list of benefits paid for by the assets of the company.

     --Amendment Items:  These items replace certain items or portions or items contained in the original contract. There are some amendments that appear to enhance the benefits received under the original contract.  Of note are the amendments for section 3.2.

Here are the rest of his contract ingredients: Keep in mind that, as far as we know, Ian came into CEC as a $1.00 per share, shareholder ($33,000 worth), was brought onto the board by Fred Bloom, and was asked by Fred to serve as "interim
President/CEO" for a 3 month period. Ian Carter was to help recruit and select a new President/CEO, who had a strong energy background, and with strong operations, marketing, and financial credentials to help grow and balance out all areas of the company. This is indicated by a company issued newsletter to shareholders in the third quarter of 1999.

o    Bonus:  The original annual cash bonus was based on signing up new customers; a logical incentive.  He could earn $50,000 the first year,
     $75,000 the 2nd, $100,000 for the 3rd and subsequent years. However, since the  customer accounts actually went down he didn't earn this..  The amendment changed this to $100,000 or more (not less) per year as determined by the Compensation Committee, for meeting unpublished "goals".

o    Employment Contract Signing Bonuses:  700,000 shares (300K in year 1 and
     100K in each of years 2, 3, 4, and 5). Strike Price is $2.50 per share.

o    Amendment Item (sect.3.2(c)):  Schedule of share options to go Ian Carter for events of 2000 and 2001 --2,000,000 shares (500K for audit completion,
     500K for California Public Utilities Dispute Settlement, 250K for
     Department of Corporations disagreement settlement, and 750K for a complete liquidity event).

Upon the occurrence of the following:

         1. Ian Carter is terminated
         2. An initial public offering takes place
         3. A takeover happens
         4. A merger occurs

Mr. Carter receives 8 times his "Base Salary", as defined in the contract. In addition, he receives double the aggregate price value of the options then earned or to be earned. Please see amendment items 3.2(a) and 3.9.

Last Example: the contract locks in a strike price for all his shares of $2.50 each, except if another division is sold, via private sale or IPO, and the aggregate price is less, then all his shares and share options are immediately revalued, to that level and he is paid the accelerator conditions precedent and subsequent. See section 3.3 in contract.

Any assumption of share selling price for an IPO or otherwise is strictly for example purposes. It is not based on any factual data. Rather, it is a guess as to a possible price given the latest income statement of the company. For instance, with an income per diluted share reported at $1.77 for fiscal 2001, a
$10.00 per share price would equate to a price to earnings (PE) ratio under 6.
By way of perspective, none of the components of the Dow Jones Utility index had a PE ratio below 10 as of November 19, 2001. This means that compared to these component companies, the assumption of a lower PE translates into a lower price.

Again, we implore you to discuss the provisions of this contract with your lawyer or another competent advisor before coming to a conclusion.

                           Summit Energy Venture, LLC

From Mr. Carter's letter dated March 2, 2001..."The new management team has taken a very active role in managing your company to achieve its greatest potential...". Elsewhere in the same letter..."It is the company's and the
Board's fiduciary responsibility to protect your investment. Our current actions have been taken to ensure we allow no harm to come to your shares and their value". Please keep the above in mind when reading the balance of this letter.

In case you have not heard about this, your company has given $15,000,000, with a commitment for $10,000,000 more, to a company formed this past summer to invest on your company's behalf. This was done without a detailed outside investment analysis or your knowledge or your approval. This total commitment of
$25 million represents nearly half of the cash assets of Commonwealth as of July
31, 2001. There are very few details from which to draw a conclusion about whether it is a good deal or not. The following provides what details are known and poses some important questions for you to consider.

The lack of information about this `venture' makes it mysterious. Why has management chosen to keep details from the shareholders? Why do we have to go to the very lengthy Form 10 filing, accessible only by computer, to find the Summit agreement that is buried there and which is incomplete?

If giving up to $25,000,000 to a newly formed company is going to increase shareholder value, one would expect management to clearly indicate what the deal entails and how it is expected to increase shareholder value.

The following is an analysis of the deal. You make up your own mind.

WHO IS INVOLVED
At present, only Commonwealth and Steven Strasser are involved. To the best of our knowledge Commonwealth has put up 100% of the capital. Mr. Strasser, via the
`Investment Manager company', puts no money into the deal. The question to ask here is...Why is Mr. Strasser not risking any capital in this venture?

WHAT IS SUMMIT GOING TO DO WITH OUR MONEY
The company is somewhat limited to where our funds may be invested. The only limitation, though, is to what can be done by a `limited liability company'.
From the Summit agreement..."...the purpose and business of the Company shall be the conduct of any business or activity that may be conducted by a limited liability company organized pursuant to the Act,...". The agreement further states that the intentional purpose is "to purchase, acquire, sell, transfer, or otherwise dispose of ownership interests, for the benefit of CEC, in energy or energy-related companies that are synergistic to CEC's business", however, that phrase is immediately preceded by "without limitation". This means that our money may be spent on any venture in any business.

HOW DO THE INVOLVED PARTIES MAKE MONEY
First, the Investment Manager earns "an annual fee equal to three percent (3%)
of the Capital Contributions delivered to the Company". But, this is the amended version. It originally was based on book value, which may decrease over time due to depreciation. The amended version keeps the nominal amount of the fee level.
Why was this amended to Mr. Strasser's favor?

Second, when investments are sold, Commonwealth receives all its money plus a
10% per year cumulative return.

Third, after Commonwealth gets its `preferred return', Mr. Strasser and
Commonwealth each receive 40% of what is left. Why should he get 40%?

That still leaves 20% unaccounted for. In the agreement, it is stated that "The
Investment Manager may allocate a 20% Percentage Interest to such person or persons as it shall determine...". Why would this 20% not be allocated from the start? Who is going to be the mystery owner of 20% of the `profits'? Will this owner put in capital proportional to Commonwealth?

Now, it is possible that Commonwealth and Mr. Strasser will spilt the as yet unallocated 20%. If that is the case, then both Commonwealth and Mr. Strasser will receive 50% of `profits'. Great, Commonwealth moves up from 40% to 50%.

What you must seriously ask yourself is whether these terms are prudent.
Remember that you have been told nothing about this deal, except that it exists, nothing about the person in charge of half Commonwealth's money and nothing about how this company will endeavor to increase shareholder value. The bottom line is Commonwealth takes all the financial risk but receives a maximum of 50%
of the `profits' while effectively paying another CEO up to $750,000 per year.
Is this the type of action you desire from your Board of Directors?

Only one of the directors, Mr. Saline, tried to find out who the other partners were and other details. However, Mr. Carter would not provide the information.
So, Mr. Saline went to Mr. Strasser to find out only to be rebuffed again. Read below the letter to and the reply from Mr. Strasser.

The Summit Agreement is available by computer in the Form 10 filed with the SEC or in person from the SEC. It may also be available upon request to the company.

From:   Saline, Joseph
Sent:   Wednesday, September 12, 2001 7:36 AM
To:     (Mr. Strasser's email address)
Cc:     (CEC Board members' email addresses)
Subject:        Summit Energy Ventures LLC

Steve Strasser,

I am a shareholder and Director of Commonwealth Energy.
I have attempted to obtain information regarding capital contributions and ownership interests of all parties to the Summit LLC since Ian Carter first brought some of the details to the Board's attention in April. I was unsuccessful until the Form 10 was filed and the contractual information became publicly available. The exact information I want is noted in contract sect 3.1;
"the names, addresses, capital commitment, capital contributions, percentage interests of the members are set forth on Schedule A hereto,...". Unfortunately, what I was able to download from Edgar showed only an obviously incomplete or deliberately abbreviated version of Schedule A.

I contacted John Barthrop to obtain the information but he has not responded.
Please fax or Email me a copy of the complete Schedule A within 24 hours, so that I may be able to accurately respond to many stockholders who have questioned me about the venture.

Thanks for your immediate attention to this request.

Joe Saline

September 13, 2001
To: Joseph Saline
VIA FACSIMILE

Dear Mr. Saline

I have received your e-mail of September 12, 2001 seeking information about
Summit Energy Ventures, LLC. Our company is a private company. Since you are not a shareholder, director, or employee of the company we cannot provide you the information requested.

Yours sincerely,

Steven Strasser
Managing Director & CEO

        Who is directing Commonwealth Energy Corporation...the Directors?

California Corporations Code section 300(a) states "...the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board. The board may delegate the management of the day-to-day operation of the business of the corporation to a management company or other person provided that the business and affairs of the corporation shall be managed and all corporate powers shall be exercised under the ultimate direction of the board." Further, consider that law obligates Board of Director members to function with fiduciary responsibility. This means, simply, that they must place the best interests of the shareholders above all else.

There is little logic to the argument that the Board is directing this company.
Take for instance, the inconsistency in awarding the option incentives that occurred in Mr. Carter's employment contract amendment. Notice that the
`effective date' of the amendment is Nov. 1, 2000. The awarding of options for the audit and the settlements predate the completion of such events by a very short time and are well after the initiation of these items. Consider the following.

The CPUC issue began on June 24, 1999. Six months later, Mr. Carter was hired long term effective January 1, 2000. Eleven months after that, Mr. Carter's employment contract was amended to grant 500,000 options for settlement of the
CPUC issue. A mere 6 moths later, the CPUC issue was settled as of May 1, 2001.
So, it took the Board eleven months to decide that the CPUC issue was worthy of options. Now, also consider this. Mr. Carter's contract amendment does not have a signature date, only an `effective' date. This means the amendment could have been negotiated and signed after the 'effective' date.

The appropriate question becomes...Why after a minimum of 11 months of
`effective' employment would the Board deem the settlement of the CPUC issue worthy of 500,000 options? It is possible that Mr. Carter's contract amendment negotiations were only months before the CPUC settlement date of May 1, 2001.
Does it make sense that the option award was given so close to the settlement date? Shouldn't such a performance award be given closer to the initiation date of the issue?

The same can be said of the DOC issue. This also became an issue in 1999 and was settled on February 22, 2001. Again, the question arises. Why, after so long, and possibly only days prior to the settlement of this issue, did the Board deem the DOC settlement worthy of 250,000 options?

Then, there is the audit for fiscal years 2000 & 1999, each ending July 31. The
Report of Independent Auditors written by Ernst & Young is dated November 14,
2000. This is a mere 14 days after the `effective' date and possibly before the negotiation of the amendment awarding Mr. Carter the 500,000 options.

Are these option awards the work of an independent Board of directors working under Fiduciary Responsibility having the shareholders best interests at heart?
Of note is that Mr. Carter's original employment contract based option awards on increasing the customer base, which is a sound business criteria. Why the change to a completely different set of criteria, which are not profit based?

Who is on the `Compensation Committee' of the Board? According to the recent proxy material, Mr. Carter, Mr. Gates and Mr. Perkins are the only members of this committee. You might take note that this committee met only once in the fiscal year 2001 (We presume the proxy material contains a typographical error where it indicates the committee met the one time "during the fiscal year ended
July 31, 2002). It is difficult to believe that people who must work under Board of Director fiduciary responsibility were able to discuss and agree on all four management employment contracts granted to Messrs. Carter, Paulsen, Barthrop and
Oliver in just one meeting.

Then there is the issue of the Summit Energy Ventures, LLC. It is the duty of the Board to make sure that the CEO executes a business plan that enhances shareholder value. It should be assumed that if the Board sees that the CEO is not executing the plan, they would hire a new CEO who they believe can execute the plan. How can sending some unrelated company one half of the company's cash be part of a business plan? Summit was established solely for the purpose of investing Commonwealth's money in the hopes of profitable returns.

First, this does not speak well of Mr. Carter's ability to directly manage the assets of the company for which he is CEO. Second, if the venture is successful,
Commonwealth receives only about half of the profit over and above its investment. Conversely, if the venture is not successful, only Commonwealth loses money. Third, the investment manager will be paid a minimum of $450,000 and up to $750,000 whether the portfolio is successful or not. We now have, in essence, two CEO's being paid close to a total of $1 million per year regardless of profit. How can a Board, again with the fiduciary responsibility it has knowingly taken on, justify this activity as `in the best interests of the shareholders'?

Ask yourself if you feel that this Board is acting independently, with fiduciary responsibility and with the shareholders' best interest in mind. If you conclude
`no', then vote for the alternative slate of Directors who will not only avoid, but will strive to correct, these kind actions.

                              What Has Carter Done?

This is a good question. Indeed, what has Mr. Carter done during the 22 months since he became the CEO of our company? Lets start with the items for which his employment contract amendment states he will receive options. These items are 1)
the completion of the audit, 2) settlement of the DOC issue, 3) settlement of the CPUC issue and 4) a liquidity event. By the way, the options to be granted for these tasks total 2,000,000, which approximates 7% of the company.

As of September 10, 2001, the audit and the two settlements have been completed.
This means options granted so far total 1,250,000. But, lets step back and think about these tasks.

First, one must ask just how much of an accomplishment these items are. While they may appear on the surface to be extraordinary, should they truly be considered difficult? Only if they were truly difficult, needing executive expertise to complete, should completion of these items be considered
`accomplishments' of the person taking credit.

Take the audit. All that really needs to be said is that this is a task that was farmed out to the CFO and the audit firm, Ernst & Young. Not much executive expertise needed there. But let's expand. Specialists in accounting conduct an audit. Few, if any, CEO's possess such expertise. In fact, they should not be spending their time on an audit. A CEO's time should be spent running the business, executing the business plan and finding ways to increase shareholder value such as increasing the company's profitability. How could the farming out of the audit possibly be considered an executive accomplishment worthy of
500,000 options?

Experts, too, should handle settlements. Do you really believe that Mr. Carter handled these settlements on his own? It is highly likely that, like the audit, these settlements were farmed out to specialists. So, hiring a specialist is worthy of 750,000 options? If the underlying issues are not so difficult as to require specialists, then how could the DOC and CPUC settlements be worthy of a total of 750,000 options? And, if Mr. Carter personally settled with the DOC and the CPUC, then he put our company, and therefore the shareholders' interests, in jeopardy by trying to handle these on his own. What in his background is indicative of such expertise?

Now, lets look at an issue for which Mr. Carter inexplicably did not receive any options. Turning the Calpine contract profitable. Here is the one item that allowed our company to survive financially. Certainly this is worth some amount of options. Yet, the Board did not see fit grant options for this task. Why not?
Maybe because this task mostly entailed some simple math. There were too many customers and not enough electricity from the Calpine contract to supply them.
Returning the excess customers back to the utility companies was, at best, a back office task.

We suggest you think about the `vision' required to complete these tasks and consider the Board's decision to award options, diluting your ownership interest by 7%, based on these `accomplishments'. Also, think about the Board's judgement in awarding options incentives. This may very well have its basis rooted in its loyalty to Mr. Carter expressed by following his lead and voting for anything he puts on the table. Please read the paper on "Who is directing Commonwealth, the
Directors?"

Then there is TRIUMPH. In April 2001, Mr. Carter states in a letter to shareholders, "Let's get one thing straight. We don't need to do "alpha testing"
or "beta testing" for this product because it is far past this stage. It is a finished product, fully functional in two different environments and easy to install in customer locations." Mr. Carter goes on..."We hope to sell several
TRIUMPH installations within the next three months."

Well, it has been 7 months since he made that statement and we have heard of no profitable installations. Yet, we're paying very high costs, including consultants, to keep it going. It would seem apparent that TRIUMPH is off to a lackluster start which likely means its future will be lackluster. We have heard about how great TRIUMPH will be, yet we have heard of no revenue from this project. Maybe it needs to stay in the back office of CEC where it serves its purpose well.

The simple truth is that Mr. Carter has not done one thing of his own accord that has enhanced shareholder value and which could substantiate the excessively lucrative employment contract awarded him by the Board of Directors. Not one! In fact, please re-read our earlier letter on "Missed Opportunities".